As filed with the Securities and Exchange Commission on March 1, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chicago Bridge & Iron Company N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	N.A.
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

Oostduinlaan 75 2596 JJ The Hague The Netherlands	N.A.
(Address of Principal Executive Offices)	(Zip Code)

The Shaw Group Inc. 1996 Non-Employee Director Stock Option Plan

The Shaw Group Inc. 2001 Employee Incentive Compensation Plan

The Shaw Group Inc. 2005 Non-Employee Director Stock Incentive Plan

The Shaw Group Inc. 2008 Omnibus Incentive Plan

(Full title of the plans)

Richard E. Chandler, Jr.

Chief Legal Officer

One CB&I Plaza

2103 Research Forest Drive

The Woodlands, TX 77380-2624

(Name and Address of Agent For Service)

(832) 513-1040

(Telephone Number, Including Area Code, of Agent For Service)

With Copy to:

David Peterman

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

(713) 651-5151

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Shares, par value EUR 0.01 per share	1,259,024	$52.83	$66,514,238	$9,073

(1) This registration statement covers Chicago Bridge & Iron Company N.V.’s (the “Registrant” or “CB&I”) issuance of an aggregate of 1,259,024 common shares, par value EUR 0.01 per share (“CB&I Common Stock”), comprised of (a) 2,289 shares of CB&I Common Stock issuable in respect of outstanding awards under The Shaw Group Inc. 1996 Non-Employee Director Stock Option Plan, (b) 478,530 shares of CB&I Common Stock issuable in respect of outstanding awards under The Shaw Group Inc. 2001 Employee Incentive Compensation Plan, (c) 18,302 shares of CB&I Common Stock issuable in respect of outstanding awards under The Shaw Group Inc. 2005 Non-Employee Director Stock Incentive Plan and (d) 759,903 shares of CB&I Common Stock issuable in respect of outstanding awards under The Shaw Group Inc. 2008 Omnibus Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of CB&I Common Stock, with respect to the shares registered herein in the event of stock splits, stock dividends and similar transactions.

(2) Estimated pursuant to Rule 457(c) and (h) of the Securities Act, based upon the average of the high and low sale prices on February 27, 2013 of the CB&I Common Stock, as reported by the New York Stock Exchange.

(3) Pursuant to Section 6(b) of the Securities Act, the registration fee is calculated based upon the proposed maximum aggregate offering price multiplied by the filing fee of $136.40 per $1,000,000. However, pursuant to Rule 457(p) under the Securities Act, the registration fee currently due for this registration statement is being partly offset with the unused registration fee of $6,513 that was previously paid in connection with the registration on Form S-4 (File No. 333-183950) filed with the Securities and Exchange Commission (the “Commission”) on September 18, 2012, as amended on October 26, 2012, November 13, 2012, November 16, 2012 and November 20, 2012, of 2,765,284 shares of CB&I Common Stock that remained unsold under such registration statement.

EXPLANATORY NOTE

On February 13, 2012, CB&I, a limited liability company (naamloze vennootschap) with corporate seat in Amsterdam, The Netherlands, completed its previously announced acquisition of The Shaw Group Inc., a Louisiana corporation (“Shaw”) (the “Acquisition”), pursuant to the transaction agreement (the “Transaction Agreement”), dated as of July 30, 2012, by and among Shaw, CB&I, and Crystal Acquisition Subsidiary Inc., a Louisiana corporation and wholly owned subsidiary of CB&I (“Acquisition Sub”). Pursuant to the Transaction Agreement, Acquisition Sub merged with and into Shaw, with Shaw surviving the Acquisition as a wholly owned subsidiary of CB&I.

Pursuant to the Transaction Agreement, at the effective time of the Acquisition (the “Effective Time”), each issued and outstanding share of common stock, no par value, of Shaw (other than any dissenting shares, treasury shares, or shares held by Shaw, CB&I or Acquisition Sub and their respective subsidiaries) was cancelled and extinguished and converted into the right to receive (i) $41.00 in cash and (ii) an amount of cash in euros equal to the par value of 0.12883 shares of CB&I Common Stock, which cash was not actually paid, but instead converted automatically into 0.12883 of a share of CB&I Common Stock (the “Acquisition Consideration”).

Also at the Effective Time:

•

Stock options and stock appreciation rights with respect to shares of Shaw common stock were converted into stock options and stock appreciation rights, respectively, with respect to CB&I Common Stock;

•

Restricted stock units with respect to shares of Shaw common stock that were granted on or prior to July 30, 2012 became fully vested and converted into the right to receive the Acquisition Consideration (or, in the case of restricted stock units that may be settled only in cash, the cash value thereof), and each restricted stock unit granted after July 30, 2012 was converted into a restricted stock unit with respect to CB&I Common Stock; and

•

Performance cash units that were granted on or prior to July 30, 2012 remained outstanding, with performance determined based on Shaw’s relative total shareholder return from the beginning of the applicable performance period through the Effective Time and assuming target performance from and after the Acquisition through the end of the applicable performance period. Performance cash units granted after July 30, 2012 were converted into time-vesting restricted stock units with respect to CB&I Common Stock.

This registration statement is filed by the Registrant for the purpose of registering 1,259,024 shares of CB&I Common Stock issuable pursuant to outstanding awards granted under certain Shaw plans that remain outstanding after consummation of the Acquisition.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428 under the Securities Act, and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this registration statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. CB&I shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, CB&I shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

(i) Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(ii) Current Reports on Form 8-K filed on January 4, 2013, February 13, 2013 and February 19, 2013; and

(iii) The description of our common stock, par value EUR 0.01 per share, contained in Amendment No. 4 to our Registration Statement on Form 8-A, filed with the Commission on January 8, 2004, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Items 2.02 or 7.01 on any Current Report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered under the plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interest of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

Article 25 of the Registrant’s Articles of Association, as amended (the “Articles of Association”) provides that a current or former director or officer of the Registrant shall be indemnified by the Registrant against:

(a) all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

(b) all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, in defense of any such litigation, action or claim, he is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses may be advanced to a director or officer at his request and upon a resolution of the Registrant’s Supervisory Board (the “Supervisory Board”), provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses. Indemnification is only required to be made if a majority of supervisory directors not a party to the action or, if all supervisory directors are named as parties to the action, independent legal counsel, or the general meeting of shareholders, determines that the applicable standard of conduct required for indemnification has been met.

Article 25 of the Articles of Association further provides that the indemnification provided therein is not exclusive of any other right to which a person seeking indemnification may be entitled under the laws of The Netherlands (as from time to time amended) or under any agreement, resolution of the general meeting of shareholders or of the disinterested members of the Supervisory Board or otherwise.

Article 25 of the Articles of Association also provides that directors of the Registrant will not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit or (iv) for personal liability which is imposed by the law of The Netherlands, as from time to time amended.

The Registrant has entered into indemnification agreements with certain of its directors providing for indemnification similar to that provided in the Articles of Association. The Registrant has also obtained officers’ and directors’ liability insurance in amounts it believes are reasonable under the circumstances.

ITEM 7.	Exemption from Registration Claimed.

Not Applicable.

ITEM 8.	Exhibits.

Exhibit No.	Exhibit Description

5.1*	Opinion of Van Campen & Partners N.V.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of KPMG LLP

23.3*	Consent of Van Campen & Partners N.V. (included in the opinion filed as Exhibit 5.1 hereto)

24.1*	Powers of Attorney authorizing signature (included in the signature pages hereto)

99.1	The Shaw Group Inc. 1996 Non-Employee Director Stock Option Plan, amended and restated through January 30, 2004 (incorporated by reference to Exhibit 10.7 to The Shaw Group Inc. Quarterly Report on Form 10-Q for the quarter ended February 29, 2004)

99.2	The Shaw Group Inc. 2001 Employee Incentive Compensation Plan, amended and restated through November 2, 2007 (incorporated by reference to Exhibit 10.4 of The Shaw Group Inc. Quarterly Report on Form 10-Q for the quarter ended November 30, 2007)

99.3	The Shaw Group Inc. 2005 Non-Employee Director Stock Incentive Plan, amended and restated through November 2, 2007 (incorporated by reference to Exhibit 10.5 to The Shaw Group Inc. Quarterly Report on Form 10-Q for the quarter ended November 30, 2007)

99.4	The Shaw Group Inc. 2008 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.8 to The Shaw Group Inc. Quarterly Report on Form 10-Q for the quarter ended February 28, 2009)

*	Filed herewith

ITEM 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Woodlands, State of Texas, on March 1, 2013.

Chicago Bridge & Iron Company N.V.

By:	/s/ Philip K. Asherman
Name:	Philip K. Asherman
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Philip K. Asherman, Ronald A. Ballschmiede and Richard E. Chandler, Jr. and each of them, any one of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this registration statement (including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Philip K. Asherman Philip K. Asherman	President and Chief Executive Officer (Principal Executive Officer) and Supervisory Director	March 1, 2013

/s/ Ronald A. Ballschmiede Ronald A. Ballschmiede	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 1, 2013

/s/ Westley S. Stockton Westley S. Stockton	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	March 1, 2013

/s/ James R. Bolch James R. Bolch	Supervisory Director	March 1, 2013

/s/ L. Richard Flury L. Richard Flury	Supervisory Director and Non-Executive Chairman	March 1, 2013

/s/ J. Charles Jennett J. Charles Jennett	Supervisory Director	March 1, 2013

/s/ W. Craig Kissel W. Craig Kissel	Supervisory Director	March 1, 2013

/s/ Larry D. McVay Larry D. McVay	Supervisory Director	March 1, 2013

/s/ Gary L. Neale Gary L. Neale	Supervisory Director	March 1, 2013

/s/ Michael L. Underwood Michael L. Underwood	Supervisory Director	March 1, 2013

/s/ Marsha C. Williams Marsha C. Williams	Supervisory Director	March 1, 2013

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1*	Opinion of Van Campen & Partners N.V.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of KPMG LLP

23.3*	Consent of Van Campen & Partners N.V. (included in the opinion filed as Exhibit 5.1 hereto)

24.1*	Powers of Attorney authorizing signature (included in the signature pages hereto)

99.1	The Shaw Group Inc. 1996 Non-Employee Director Stock Option Plan, amended and restated through January 30, 2004 (incorporated by reference to Exhibit 10.7 to The Shaw Group Inc. Quarterly Report on Form 10-Q for the quarter ended February 29, 2004)

99.2	The Shaw Group Inc. 2001 Employee Incentive Compensation Plan, amended and restated through November 2, 2007 (incorporated by reference to Exhibit 10.4 of The Shaw Group Inc. Quarterly Report on Form 10-Q for the quarter ended November 30, 2007)

99.3	The Shaw Group Inc. 2005 Non-Employee Director Stock Incentive Plan, amended and restated through November 2, 2007 (incorporated by reference to Exhibit 10.5 to The Shaw Group Inc. Quarterly Report on Form 10-Q for the quarter ended November 30, 2007)

99.4	The Shaw Group Inc. 2008 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.8 to The Shaw Group Inc. Quarterly Report on Form 10-Q for the quarter ended February 28, 2009)

*	Filed herewith